UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 01, 2022

EAGLE FINANCIAL SERVICES, INC.

(Exact name of Registrant as Specified in Its Charter)

Virginia	0-20146	54-1601306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Main Street
Berryville, Virginia		22611
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (540) 955-2510

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2022, Aaron M. Poffinberger was appointed Executive Vice President and Chief Operating Officer for the Bank of Clarke County (the "Bank"), a wholly-owned subsidiary of Eagle Financial Services, Inc. (the "Company").

Mr. Poffinberger, 40, joined the Bank in 2015 as its Vice President and Director of Internal Audit. In 2019, he was promoted to Senior Vice President and Chief Risk Officer and in 2021, to Executive Vice President and Chief Risk Officer. Prior to joining the Bank, he spent 11 years at Yount, Hyde, & Barbour, P.C. providing various auditing and consulting services to financial institutions.

Also on December 1, 2022, the Bank and Mr. Poffinberger entered into a new employment agreement in connection with his appointment.

The initial term of the Agreement will end December 31, 2022. The Agreement will renew for a term of one year on December 31, 2022 and each December 31 thereafter, unless Mr. Poffinberger or the Company provides written notice to the other party at least 90 days prior to the applicable December 31. The Agreement provides for an initial base salary of $230,000, and Mr. Poffinberger is eligible for base salary increases and bonuses, as determined by the Board of Directors.

The Agreement provides for the termination of Mr. Poffinberger’s employment by the Company without “cause” and termination by him for “good reason” (as those terms are defined in the Agreement). Termination under either of these circumstances will entitle Mr. Poffinberger to (i) the payment of his then-current salary for 24 months following termination, (ii) a payment in cash equal to the greater of his highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that he was designated to receive under the Company’s annual incentive plan and (iii) a welfare continuance benefit equal to 18 times the excess of the premium that would apply for continued healthcare benefit coverage if COBRA continuation were elected, over the amount that he paid for such coverage immediately before termination. If Mr. Poffinberger is terminated without cause or resigns for good reason within one year following a “change of control” (as defined in the Agreemherent), he will receive an amount equal to 299% of his base salary, annual bonus and equivalent benefits (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). Mr. Poffinberger will not be entitled to any compensation or other benefits under the Agreement if his employment is terminated for “cause.”

The Agreement also contains covenants relating to non-competition and non-solicitation, each for a period of 12 months following the last day of Mr. Poffinberger’s employment, and covenants relating to confidentiality and nondisclosure.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Exhibit No.	Description

10.1 104

Amended and Restated Employment Agreement, dated December 1, 2022, between Eagle Financial Services, Inc. and Aaron M. Poffinberger.

Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Financial Services, Inc.

Date:	December 5, 2022	By:	/s/ KATHLEEN J. CHAPPELL
Executive Vice President and CFO